EXHIBIT 99

                          NATIONAL FUEL GAS COMPANY
                      CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)


                                                    Twelve Months Ended
                                                          March 31,
                                                    -------------------
                                                    1996           1995
                                                    ----           ----
                                                   (Thousands of Dollars)
INCOME
Operating Revenues                               $1,126,105     $1,015,568
                                                 ----------     ----------

Operating Expenses
   Purchased Gas                                    461,831        370,735
   Operation Expense                                267,587        266,520
   Maintenance                                       26,782         28,029
   Property, Franchise and Other Taxes               96,452         96,145
   Depreciation, Depletion and Amortization          81,478         73,993
   Income Taxes - Net                                51,346         47,942
                                                 ----------     ----------
                                                    985,476        883,364
                                                 ----------     ----------

Operating Income                                    140,629        132,204
Other Income                                          5,708          3,316
                                                 -----------    ----------
Income Before Interest Charges                      146,337        135,520
                                                 ----------     ----------

Interest Charges
   Interest on Long-Term Debt                        40,001         39,719
   Other Interest                                    16,237         11,127
                                                 ----------     ----------
                                                     56,238         50,846
                                                 ----------     ----------

Income Before Cumulative Effect                      90,099         84,674
Cumulative Effect of Change
 in Accounting                                            -           (589)
                                                 ----------     ----------

Net Income Available for Common Stock            $   90,099     $   84,085
                                                 ==========     ==========

Earnings Per Common Share
Income Before Cumulative Effect                       $2.41          $2.27
Cumulative Effect of Change
 in Accounting                                            -           (.02)
                                                      -----          -----

Net Income Available for Common Stock                 $2.41          $2.25
                                                      =====          =====

Weighted Average Common Shares Outstanding       37,461,235     37,279,331
                                                 ==========     ==========